Exhibit 99.1

SAN JOSE, CA, Jun. 8, 2015 (GLOBE NEWSWIRE) -- Soleil Capital L.P. (OTCQB: JOBI) ("Soleil" or the "Company") announced today the hiring of CEO, Kevin Frija, a vapor industry veteran and the past CEO and Chairman of Vapor corp, a Nasdaq listed company. Vapor corp is one of the original 'ecig' companies in the USA. Under Mr. Frija's tenure Vapor corp grew from under $1mil in sales up to $25million and from 5 employees to more than 50. Mr. Frija ran the company during the early rise of the ecig boom and kept Vapor corp ahead of the curve with product development and launches that were one step ahead of the industry and helped shape the industry. Mr. Frija resigned from his CEO position last may just as the company was uplifting to the NASDAQ from the OTC exchange.

In connection with his hiring as CEO Mr. Frija will also lead an investment of up to $500,000 in the company. The funds will be used for operating capital, product development and branding of their new Vaporizer and E-Liquid product.

"I took a year off to reevaluate the industry and sit on the sidelines while observing the new trends and products that consumers are looking for going forward and also recognizing the ones that they are not. I am still a large shareholder of Vapor corp and look forward to them executing their plan of retail expansion which makes sense for them. There are now over 30,000 'vapor/tobacco' specialty shops around the country and they represent the perfect opportunity to showcase and sell our new innovative product when we launch in January of 2016. We will be a company which focuses on enhancing the vaping experience and will be selling our product to those retail vape stores, smoke shops and directly to consumers online in the US and Internationally. We will build our company around our product and its success will be our success."

"I look forward to this next chapter in my career and growing our company from the ground up, which is my passion. We will be immediately filing for a name change from Soleil Capital to VPRtm brands to better reflect the company’s business. The company will also be developing http://www.vprbrands.com as its new corporate website."

About Soleil Capital L.P.

 Soleil Capital L.P. (OTCQB: JOBI) is a  technology holding company, whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products  and components. Electronic cigarettes (also known as ecigs or e-cigs) are electronic devices which deliver nicotine through atomization and without smoke and other chemicals constituents typically found in traditional tobacco burning cigarette products.